ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

September 23, 2026

DoubleLine Opportunistic Credit Fund

2002 North Tampa Street, Suite 200

Tampa, FL 33602

Ladies and Gentlemen:

We have acted as counsel to DoubleLine Opportunistic Credit Fund (the “Fund”) in connection with the registration statement of the Fund on Form N-2 under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940, each as amended (file nos. 333-297180 and 811-22592) (the “Registration Statement”), with respect to the sale and issuance of an indeterminate number of its common shares of beneficial interest, par value of $0.00001 per share (the “Common Shares”), having an aggregate offering price of up to $75,210,876.

We have examined the Fund’s Amended and Restated Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”) and the Fund’s Third Amended and Restated Bylaws, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the Common Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1.  The Fund is a duly organized and validly existing unincorporated voluntary association with transferable shares under and by virtue of the laws of The Commonwealth of Massachusetts.

2.  The Common Shares have been duly authorized and, when and if issued and paid for in accordance with the Registration Statement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

The Fund is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Fund or its trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of being a shareholder should be limited to circumstances in which the Fund itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Common Shares for offering and sale pursuant to the Securities Act. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus, contained in the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP